EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of FAT Brands Inc. on Form S-1 (No. 333-239032), Form S-3 (No. 333-261371), Form S-3 (No. 333-261365), Form S-3 (No. 333-256342), Form S-8 (No. 333-239031) and Form S-8 (No. 333-261362) of FAT Brands Inc. of our report dated February 24, 2023 relating to the consolidated financial statements of FAT Brands Inc. as of December 25, 2022 and December 26, 2021, and for the years then ended and the related notes and financial statement Schedule II which appears in this annual report on Form 10-K for the year ended December 25, 2022.

/s/ Baker Tilly US, LLP
Los Angeles, CA
February 24, 2023